Exhibit 99(a)(1)(vii)

ARMOUR Commences Tender Offer for JAVELIN Shares

VERO BEACH, Fla., March 7, 2016 – ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR PrA and ARR PrB) (“ARMOUR”) announced today that, through a newly formed subsidiary, JMI Acquisition Corporation (“Acquisition”), it has commenced an offer (the “Tender Offer”) to purchase all the shares of common stock (“Common Stock”) of JAVELIN Mortgage Investment Corp. (NYSE: JMI) (“JAVELIN”) for consideration per share to be paid in cash (the “Tender Offer Price”), equal to 87% of the book value per share of Common Stock (“BVPS”) calculated as of 5:00 P.M. New York City time on the date that is ten (10) business days prior to the expiration of the Tender Offer (the “Calculation Date”), in accordance with the previously announced Agreement and Plan of Merger dated as of March 1, 2016, among ARMOUR, Acquisition and JAVELIN (the “Merger Agreement”), including a reduction of $1.0 million for JAVELIN’s transaction expenses. The Tender Offer will expire at 11:59 P.M. New York City time on April 1, 2016 (the “Expiration Time”), unless it is extended. Estimates of Tender Offer Price and BVPS will be calculated as of 5:00 P.M. New York City time on the date of the Offer to Purchase and on every business day thereafter until the Calculation Date and posted to JAVELIN’s website, www.javelinreit.com, as soon as reasonably practicable. As of March 4, 2016, the business day prior to the date of the Offer to Purchase, the estimated Tender Offer Price was $7.21 per share, based upon JAVELIN’s estimated BVPS of $8.28.  The calculations of estimated Tender Offer Price and BVPS will be floating between today and the Calculation Date and could vary significantly.

ARMOUR believes that this is an attractive offer to JAVELIN stockholders because it represents:

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A 20% premium over the last reported sale price of JAVELIN’s Common Stock on March 1, 2016 (the last trading day before the public announcement of ARMOUR's proposal to acquire the JAVELIN shares at the Tender Offer Price);

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A 25% premium over the weighted average trading price of JAVELIN’s Common Stock during the thirty trading days ended on March 1, 2016; and

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An 11% premium over ARMOUR’s estimate of JAVELIN’s liquidation value, which is less than 80% of book value based on anticipated costs to terminate financing, hedging and management agreements, expenses of winding down operations and losses on an immediate liquidation of assets.  ARMOUR also believes that a liquidation in the face of current market volatility would pose substantial risks to JAVELIN stockholders’ ability to realize this amount.

The Board of Directors of JAVELIN, acting upon a recommendation by an independent special committee of the Board of Directors consisting of the director who is not employed by or otherwise affiliated with ARMOUR, ARMOUR Capital Management LP, the external manager of JAVELIN and ARMOUR, or any of their respective subsidiaries (the “Special Committee”), has unanimously determined to recommend that the JAVELIN stockholders tender their shares in the Tender Offer.

Under the Merger Agreement, Acquisition will not accept shares that are tendered in the Tender Offer unless they include greater than fifty percent (50%) of the total number of outstanding shares of Common Stock which are not owned immediately before the Expiration Time by ARMOUR, any of its subsidiaries or any officers or directors of ARMOUR, or JAVELIN (the “Minimum Condition”).  The Minimum Condition is not waivable.  If the Minimum Condition is satisfied and Acquisition purchases the shares that are properly tendered and not withdrawn, Acquisition will subsequently be merged into JAVELIN (the “Merger”) in a transaction in which ARMOUR will become the sole stockholder of JAVELIN and the persons who are stockholders of JAVELIN immediately before the Merger will receive the same amount per share they would have received if they had tendered their JAVELIN stock in the Tender Offer.

JAVELIN's Board has declared a dividend of $0.09 per share payable on March 28, 2016, to the persons who are holders of record of JAVELIN Common Stock on March 15, 2016.  No further dividends will be declared or paid in connection with the Tender Offer and the Merger.

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ARMOUR Commences Tender Offer for JAVELIN Shares

March 7, 2016

The Tender Offer is subject to customary conditions in addition to the Minimum Condition. ARMOUR has the right to waive any or all of those additional conditions. ARMOUR also has the right to extend the expiration date of the Tender Offer and to amend the terms of the Tender Offer, except that the Merger Agreement does not permit ARMOUR to decrease the offer price, to reduce the number of shares it is seeking or to change the form of consideration.

Lazard Frères and Co. LLC served as financial advisor to ARMOUR and provided a fairness opinion to ARMOUR’s Board of Directors. Akerman LLP served as legal counsel to ARMOUR. JMP Securities LLC served as financial advisor to JAVELIN’s Special Committee and provided a fairness opinion to JAVELIN’s Special Committee. Duane Morris LLP and Venable LLP served as legal counsel to JAVELIN’s Special Committee. Wachtell, Lipton, Rosen & Katz served as legal counsel to JAVELIN.

The Information Agent with regard to the Tender Offer is Alliance Advisors LLC. Continental Stock Transfer & Trust Company is the Depositary and Paying Agent.

Notice to Investors

This press release is not an offer to purchase, or a solicitation of sales of, JAVELIN Common Stock or any other securities. The Tender Offer is made solely by the Offer to Purchase and the related Letter of Transmittal. Acquisition and ARMOUR are filing with the Securities and Exchange Commission (the “SEC”) today a Tender Offer Statement on Schedule TO that includes the Offer to Purchase and the related Letter of Transmittal and other documents relating to the Tender Offer. In addition, JAVELIN will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 that describes, among other things, the unanimous recommendation of JAVELIN’s Board that JAVELIN’s stockholders tender their shares in the Tender Offer. The documents filed with the SEC contain important information, and JAVELIN stockholders are urged to read them and the exhibits to them in their entirety in connection with their decision whether to tender their shares. Those documents can be obtained at no charge at the SEC’s website, www.sec.gov. In addition, copies of the Offer to Purchase, the Letter of Transmittal and other documents relating to the Tender Offer can be obtained from the Information Agent, Alliance Advisors LLC, at 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, or by calling toll free (888) 991-1294 (for stockholders) or (973) 873-7721 (for banks and brokers).

Forward-Looking Statements

This press release includes forward-looking statements. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results, including (i) that changes in the market values of JAVELIN’s agency securities and derivatives, appraised values of its non-agency securities, its repurchase agreement balances or other elements of its book value per share, computed in accordance with the terms of the Merger Agreement, could change in a manner that would reduce the consideration to stockholders in the Tender Offer or Merger, (ii) that the Tender Offer may not be completed at all or on the terms described, and (iii) that the merger may not be consummated. Additional information concerning these and other risk factors are contained in the most recent filings of ARMOUR with the SEC. All subsequent written and oral forward-looking statements concerning ARMOUR are expressly qualified in their entirety by the cautionary statements above. ARMOUR cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. ARMOUR does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

ARMOUR Contact:

James R. Mountain

Chief Financial Officer

ARMOUR Residential REIT, Inc.

(772) 617-4340

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